                                             PRELIMINARY COPY
                                               XYVISION, INC.
                                           101 Edgewater Drive
                                Wakefield, Massachusetts 01880-1291
                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE
                               HELD ON THURSDAY, SEPTEMBER 26, 1996


   The Annual Meeting of Stockholders of Xyvision, Inc. (the "Company") will be held at the offices of the Company, 101 Edgewater Drive, Wakefield, Massachusetts on Thursday, September 26, 1996 at 10:00 a.m., local time, to consider and act upon the following matters:

To elect one Class I director to serve for the ensuing three years;

To approve an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 20,000,000 to 50,000,000 shares;


To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year; and


To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on July 31, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                           By Order of the Board of Directors,
/s/ Eugene P. Seneta

Eugene P. Seneta, Secretary

Wakefield, Massachusetts
August 16, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                XYVISION, INC.
                               PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 26, 1996

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Xyvision, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on September 26, 1996 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. The Company's Annual Report for the fiscal year ended March 31, 1996 ("fiscal 1996") will be mailed to stockholders, along with this Notice of Annual Meeting and Proxy Statement, on or about August 16, 1996.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996, INCLUDING AN AMENDMENT THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, XYVISION, INC., 101 EDGEWATER DRIVE, WAKEFIELD, MASSACHUSETTS 01880-1291. SUCH MATERIAL MAY ALSO BE ACCESSED ELECTRONICALLY BY MEANS OF THE SEC'S HOME PAGE ON THE INTERNET AT HTTP://WWW.SEC.GOV.

VOTING SECURITIES AND VOTES REQUIRED


   At the close of business on July 31, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 11,375,699 shares of Common Stock of the Company ("Common Stock") and 232,049 shares of Series B Convertible Preferred Stock of the Company ("Series B Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share and holders of Series B Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the Series B Stock held by such holders are then convertible (two shares as of August 16, 1996). For the matters to be acted on at this Annual Meeting, holders of the Common Stock and the Series B Stock (collectively, the "Capital Stock") shall vote together as a single class.


   The holders of a majority of the shares of Capital Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Capital Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.


   The affirmative vote of the holders of a plurality of the votes represented by the shares of Capital Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the votes represented by the shares of Capital Stock outstanding on the record date is required for the approval of the amendment to the Company's Certificate of Incorporation. The affirmative vote of the holders of a majority of the votes represented by the shares of Capital Stock voting on the matter is required for the approval of and the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year.

   Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a plurality or a certain percentage of the votes represented by the shares voting on the matter. However, because shares which abstain and shares represented by "broker non-votes" are nonetheless considered outstanding shares, abstentions and "broker non-votes" with respect to a matter that requires the affirmative vote of a certain percentage of the votes represented by the outstanding shares will have the same effect as a vote against such matter.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS


   The following table sets forth the beneficial ownership of the Company's Common Stock as of May 31, 1996 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Senior Executives"), and (iv) by all current directors and executive officers as a group.


                                                    Number of Shares     Percentage of
                                                      Beneficially        Common Stock
Name and Address                                        Owned(1)         Outstanding(2)
5% Stockholders
Tudor Trust(3)  c/o Braverman Codron & Company
 450 N. Roxbury Avenue Los Angeles, CA 90210     5,224,958            40.5%
James S. Saltzman(4)  General Partner 621 E.
 Germantown Pike Plymouth Valley, PA 19401       1,675,991            18.7%
Other Directors
Thomas H. Conway(5)                              325,000              3.6%
Leland S. Kollmorgen(6)                          20,000                *
James L. McKenney(7)                             8,000                 *
Other Senior Executives
Daniel M. Clarke                                 89,644               1.0%
James G. Hickey(8)                               87,640               1.0%
Kevin J. Duffy(9)                                73,876                *
Paul J. Woods(10)                                15,500                *
All current directors and officers as a group (9
 persons)(11)                                    2,225,157            23.5%

- ------------------------------------------------
* Less than 1%.


  (1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares. Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. For purposes of this table, each person or entity listed is included as beneficially owning any shares issuable upon the conversion of the Series B Stock or of the Company's 6% Convertible Subordinated Debentures due 2002 (the "Debentures") or upon the exercise of stock options or warrants or Debentures that are currently exercisable or exercisable within 60 days after May 31, 1996.
  (2) Number of shares deemed outstanding includes 8,844,099 shares outstanding as of May 31, 1996, plus any shares issuable upon conversion of Series B Stock or Debentures or subject to options or warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days following May 31, 1996.
  (3) Includes 3,875,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants, 117,458 shares of Common Stock issuable upon conversion of Series B Stock and 66,000 shares of Common Stock issuable upon conversion of Debentures. See "Certain Transactions" regarding additional shares which may be acquired by Tudor Trust. Does not include warrants for an aggregate of 10,000,000 shares of Common Stock of the Company issued to Tudor Trust on June 13, 1996, of which warrants for 3,275,000 shares are currently exercisable and of which warrants for 6,725,000 shares will be exercisable upon stockholder approval, and the filing, of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares. See "Amendment to Certificate of Incorporation" regarding these warrants.
  (4) Includes 20,000 shares of Common Stock subject to stock options and 93,372 shares of Common Stock issuable upon conversion of Series B Stock owned by Saltzman Partners, of which Mr. Saltzman is the General Partner.
  (5) Includes 300,000 shares subject to stock options.
  (6) Includes 19,000 shares subject to stock options.
  (7) Consists 8,000 shares subject to stock options.
  (8) Consists of 87,640 shares subject to stock options.
  (9) Includes 73,801 shares subject to stock options.
 (10) Consists 15,500 shares subject to stock options.
 (11) Includes a total of 543,091 shares subject to stock options and 93,372 shares issuable upon conversion of Series B Stock.


                            ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes (designated Class I directors, Class II directors and Class III directors), with members of each class serving for staggered three-year terms. There are currently one Class I director, whose term expires at the 1996 Annual Meeting of Stockholders, one Class II director, whose term expires at the 1997 Annual Meeting of Stockholders, and two Class III directors, whose terms expire at the 1998 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal).

   The persons named in the enclosed proxy will vote to elect James S. Saltzman as a Class I director, unless authority to vote for him is withheld by marking the proxy to that effect. Mr. Saltzman is currently a Class I director of the Company. If elected, Mr. Saltzman will serve until the 1999 Annual Meeting of Stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal). Mr. Saltzman indicated his willingness to serve, if elected, but if he should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee, as the case may be, designated by the Board of Directors.

   Set forth below are the name and certain information with respect to each director of the Company, including the nominee for Class I director.

                               CLASS I DIRECTOR

JAMES S. SALTZMAN, age 52, has been the General Partner of Saltzman Partners, an investment firm, since 1982. He served as Chairman of the Board of Directors of the Company from February 1994 to February 1995. He has been a director of the Company since 1992.

                              CLASS II DIRECTOR


THOMAS H. CONWAY, age 57, has been Chief Executive Officer of the Company since 1991, President of the Company since December 1995 and from 1991 to February 1994, and President of T.H. Conway and Associates, Inc., a management consulting firm specializing in corporate operational and financial remediation, since July 1993. From 1985 to June 1993, he was President of Conway and Youngman, a management consulting firm. He has been a director of the Company since March 1993 (at which time he was elected to fill a vacancy in the Class II Directors) and has been Chairman of the Board of Directors since February 1995. Prior to joining the Company in August 1991, Mr. Conway served as interim Chief Executive Officer of Smart Names, Inc. A petition for involuntary bankruptcy under Chapter 7 was filed against Smart Names, Inc. in the Bankruptcy Court for the State of Maryland on February 28, 1992.


                             CLASS III DIRECTORS

   LELAND S. KOLLMORGEN, age 69, has been the President of TLK Inc., a business consulting firm, since 1983 and is a self- employed consultant. Rear Admiral Kollmorgen (USN, Retired) is a consultant and former Chief of Naval Research to the United States Navy. He has been a director of the Company since 1988.

   JAMES L. MCKENNEY, age 67, has been the John J. McLean Professor of Business Administration at Harvard University since 1960. Mr. McKenney has been a director of the Company since November 1994.

BOARD AND COMMITTEE MEETINGS

   The Board of Directors met eight times during fiscal 1996. Each director attended at least 75% of the aggregate of the number of Board of Directors' meetings and the number of meetings of Committees of the Board on which he then served.

   The Company has an Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee reviews the effectiveness of the auditors during the annual audit, discusses the Company's internal accounting control policies and procedures and considers and recommends the selection of the Company's independent public accountants. The Audit Committee met once during fiscal 1996. The current Audit Committee members are Mr. Conway (Chairman), Mr. Kollmorgen, Mr. McKenney and Mr. Saltzman.

   The Company also has a Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1992 Stock Option Plan. The Compensation Committee met once during fiscal 1996. The current Compensation Committee members are Mr. Kollmorgen (Chairman) and Mr. Saltzman.

   The Company has a Technology Committee of the Board of Directors which provides recommendations to the Board regarding the Company's technology. The Technology Committee met three times during fiscal 1996. The current Technology Committee members are Mr. Kollmorgen (Chairman) and Mr. McKenney.

   The Company also has a Nominating Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding nominees for directorships. The Nominating Committee did not meet during fiscal 1996 as its function for such period was performed by the full Board of Directors. The Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to Eugene P. Seneta, Secretary of the Company, at the principal offices of the Company, who will forward them to the Nominating Committee for consideration. The current Nominating Committee members are Mr. Saltzman (Chairman) and Mr. Kollmorgen.

DIRECTORS' COMPENSATION

   Directors who are not employees of the Company receive directors' fees of $2,000 per year. Such outside directors also receive fees of $500 for each Board meeting attended in person and $250 for each telephonic Board meeting, and directors who are members of Committees of the Board receive fees of $250 per Committee meeting attended, provided such Committee meeting was not held on the same day as a Board meeting. Directors are also reimbursed for expenses incurred in attending Board or Committee meetings. Directors who are employees receive no additional compensation for serving as directors.

   Under the Company's 1992 Director Stock Option Plan, each newly elected outside director is granted, upon his initial election as a director, a non-qualified option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant. Each option granted under the 1992 Director Stock Option Plan becomes exercisable on a cumulative basis in five equal annual installments beginning on the date of grant.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION


   The following table sets forth certain information concerning the compensation, for the fiscal years indicated, of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1996.


                                                                           Long-Term
                                                                           Compensation
                                       Annual Compensation                 Awards
                                       ----------------------------------- --------------- ---------------
                                                                                Options        All Other
Name and Principal Position            Fiscal Year     Salary (1)  Bonus    (No. of shares) Compensation(2)
- -------------------------------------- ------------- ------------ -------- --------------- ---------------
                                       1996          $182,200     $    --    --            $--
Thomas H. Conway(3) President, Chief
 Executive Officer and Chairman of the 1995          $141,200          --    --              --
 Board of Directors                    1994          $157,250          --    --              --
                                       1996          $156,923          --    --              --
Daniel M. Clarke(4) Former President   1995          $149,654      30,000  60,000            --
 and Chief Operating Officer           1994          $131,615      20,000    --              --
                                       1996          $120,751      10,000    --            1,221
James G. Hickey Vice President,
 Customer Support, and Managing        1995          $120,751          --  25,000          1,222
 Director, Europe                      1994          $120,751      20,000    --            1,522
                                       1996          $122,135      15,000    --            1,221
Kevin J. Duffy Senior Vice President
 and General Manager, Xyvision         1995          $119,741      20,000  10,000          1,349
 Publishing Group                      1994          $115,500      20,000    --            1,304
                                       1996          $116,768          --  4,500           287
Paul J. Woods Senior Vice President    1995          $129,165          --    --            323
 and General Manager, Contex Group     1994          $125,800          --    --            315


(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive.
(2) Consists of Company matching contributions to 401(k) Plan.
(3) The Company pays T.H. Conway and Associates, Inc., a management consulting firm of which Mr. Conway is the President, directly for Mr. Conway's services. See "Certain Transactions."
(4) Mr. Clarke served as President and Chief Operating Officer until December 8, 1995. Includes severance payments of $43,269 pursuant to an agreement between Mr. Clarke and the Company. See "Agreements with Senior Executives".

OPTION GRANTS

   The following table sets forth certain information concerning grants of stock options during fiscal 1996 to each of the Senior Executives.

                                                                                             Potential
                                                                                              Realizable
                                                                                             Value at
                                                                                                Assumed
                                                                                             Annual
                                                                                             Rates of
                                                                                                 Stock
                                                                                             Price
                                                                                             Appreciation
                                                                                             for Option
                 INDIVIDUAL GRANTS                                                           Term (3)
                 Number of           Percent of Total
                 Securities          Options Granted to
EXECUTIVE        Underlying Options  Employees in Fiscal Exercise or Base
 OFFICER         Granted (1)         Year                Price($/Sh)(2)      Expiration Date 5%      10%
                 ------------------- ------------------- ------------------- --------------- ----- -----
Thomas H. Conway          --                  --                  --                 --        $-- $ --
Daniel M. Clarke           --                  --                  --                --       $ -- $ --
James G. Hickey            --                  --                  --                --       $ -- $ --
Kevin J. Duffy             --                  --                  --                --       $ -- $ --
Paul J. Woods            4,500                1.6                $0.95            8/16/05      $0  $  0


   (1) Each option becomes exercisable in equal annual installments over a five-year period commencing on the date of grant.
   (2) The exercise price is equal to the fair market value on the date of grant.
   (3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term (ten years from the date of grant). These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.


OPTION EXERCISES AND HOLDINGS

   The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1996 by each of the Senior Executives and the fiscal year-end value of unexercised options held by such officers.

                                                                Number of Shares Underlying          Value of Unexercised
                                                               Unexercised Options at Fiscal         In-the-Money Options
                                                                         Year-End             at Fiscal Year-End (1)
                        SHARES ACQUIRED
NAME                      ON EXERCISE       VALUE REALIZED  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Thomas H. Conway               0                  $0             300,000         0            $    0          $    0
Daniel M. Clarke            80,000              0  (2)              0            0                 0               0
James G. Hickey                0                  0              82,640     42,360             1,130           4,520
Kevin J. Duffy                 0                  0              71,801     38,199               560           2,240
Paul J. Woods                  0                  0              15,500      4,500                 0               0

   (1) Based on the fair market value of the Common Stock on March 31, 1996 ($.31 per share).
(2) Based upon the fair market value of the Common Stock on January 1, 1996 ($.34375 per share) and on March 2, 1996 ($.26875 per share), the dates of option exercise, less the applicable option exercise prices, Mr. Clarke had a net loss of approximately $3,820.

AGREEMENTS WITH SENIOR EXECUTIVES

   In 1990, the Company entered into agreements with Messrs. Clarke and Hickey entitling such individuals to benefits under the Company's Severance Program for Executive Committee Corporate Officers. Under this Program, an employee whose employment is terminated by the Company involuntarily without "cause" (as defined in the Program) is entitled to (i) a severance payment in the amount of three months salary; (ii) if he has not obtained other employment within three months after his employment termination date, bi-weekly salary payments for an additional period from such date until the earlier of one year after his employment termination date or the date on which he obtains other employment; and (iii) a continuation of medical, dental and insurance benefits until the earlier of one year after his employment termination date or the date on which he obtains other employment. In addition, an employee whose employment terminates for any reason, whether voluntary or involuntary, within three months following a "change in control" (as defined in the Program) is entitled to receive the benefits described above, and all outstanding stock options held by the employee shall immediately become exercisable in full. The Program remains in effect for so long as such individuals are employed by the Company (although post-employment benefits expire one year after employment termination). Mr. Clarke left the employ of the Company in December 1995 and is receiving benefits under this Program.

   The Company has an Employee Severance Benefit Plan in which all full-time employees (including executive officers) who have been employed for at least 90 days participate. Under this Plan, if a "change in control" of the Company (as defined in the Plan) occurs, and within 12 months thereafter a participant's employment with the Company is terminated either by the Company other than for "cause" or "disability" (each as defined in the Plan) or by the participant for "good reason" (as defined in the Plan), then (i) the participant is entitled to (a) a cash payment equal to 50% of his annual base compensation if he has been employed by the Company for less than one year or 100% of his annual base compensation if he has been employed by the Company for one year or more (subject to reduction in certain events for tax reasons) and (b) a continuation of certain insurance benefits for a period of one year, and (ii) all outstanding stock options held by the participant shall immediately become exercisable in full. Notwithstanding the foregoing, if a particular change in control of the Company is approved in advance by the Board of Directors of the Company, participants shall not be entitled to any of the foregoing benefits. This Plan may be amended or terminated by the Board of Directors at any time prior to the occurrence of a change in control. Amounts payable to any employee under the Plan are reduced by amounts payable to such employee under any other program or agreement under which he will receive benefits.

   The Company's employment agreement with Thomas H. Conway, Chief Executive Officer of the Company, is described below under the heading "Certain Transactions".

CERTAIN TRANSACTIONS


   Under an employment agreement with Thomas H. Conway, Chief Executive Officer of the Company, effective October 1, 1993, the Company has agreed to pay T. H. Conway and Associates, Inc. the sum of $9,000 per month, plus reasonable out of pocket expenses, plus $200 per hour for each hour of services rendered to the Company in excess of 45 hours per week. This cash compensation is in lieu of all non-cash benefits employees of the Company normally receive (such as health insurance benefits and paid vacation time). This agreement also provides that Mr. Conway may employ additional members of T.H. Conway and Associates, Inc., a consulting firm of which he is a principal, at specified rates, provided that the aggregate amount of compensation and reimbursement of out-of-pocket expenses paid to such employees may not exceed $50,000 per year without advance approval of the Board of Directors. In January 1996, the Company agreed to pay T.H. Conway and Associates, Inc. a maximum of $20,000 per month, plus reasonable out of pocket expenses, for Mr. Conway's services. The Company has paid T.H. Conway and Associates, Inc. $20,000 per month, plus reasonable out of pocket expenses, for Mr. Conway's services since January 1996. In fiscal 1996, the Company paid $182,200 and $4,650 to T.H. Conway and Associates, Inc. for services of Mr. Conway and its employees other than Mr. Conway, respectively, and an aggregate of $7,095 for reimbursement of expenses. In addition, each member of the Board of Directors of the Company has signed an agreement that they will not sue Mr. Conway or T.H. Conway, and Associates, Inc. in connection with the performance of services to the Company except for fraud, malfeasance or gross negligence.

   Mr. Conway is a general partner of CR Management LP, which has a fifty percent equity interest in Document Management Solutions, Inc., a systems integration services company serving the publishing industry. The Company paid Document Management Solutions, Inc. $64,632 in fiscal year 1996 for integration services.

   On June 30, 1992, the Company obtained a $2,000,000 line of credit with Tudor Trust, a current investor in the Company. The line, which is payable on demand, is secured by substantially all of the assets of the Company and has been used for working capital and general business purposes. Interest on the line of credit is payable monthly. The Company issued 400,000 shares of Common Stock and a Common Stock purchase warrant for 100,000 shares of Common Stock at an exercise price of $.50 per share to the Tudor Trust, for no additional consideration upon signing of the line of credit. In addition, as required by the line of credit, from September 30, 1992 through June 30, 1993, the Company granted the investor four additional Common Stock purchase warrants, each covering 100,000 shares of Common Stock. On September 28, 1993, the Company and the investor amended the line of credit. Under the terms of this amendment: (i) the amount available under the line of credit was increased from $2,000,000 to $2,500,000; (ii) the annual interest rate was reduced from 13% to 10%; and (iii) the term of the line of credit was extended from June 30, 1994 to June 30, 1995. In consideration of such changes, the Company: (i) reduced the exercise price of 200,000 and 100,000 Common Stock purchase warrants exercisable by Tudor Trust from $.50 and $.25 per share, respectively, to $.09 per share (the fair market value of the Common Stock on September 28, 1993); (ii) issued 200,000 shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock at an exercise price of $.09 per share to Tudor Trust for no additional consideration; and
(iii) agreed to grant the investor up to eight additional warrants, each covering 125,000 shares of Common Stock at an exercise price at the lesser of the fair market value of the Common Stock on the date of issue or $1.00 per share.

   On December 3, 1993, the Company and Tudor Trust entered into an additional amendment to the line of credit. Under the terms of this amendment, the amount available under the line of credit was increased to $3,000,000. In consideration of this change, the Company: (i) issued 100,000 shares of

Common Stock and a warrant to purchase 500,000 shares of Common Stock at fair market value of the Common Stock on December 3, 1993 and (ii) agreed to grant Tudor Trust up to seven additional Common Stock purchase warrants between December 31, 1993 and June 30, 1995, each covering 200,000 shares of Common Stock at an exercise price at the lesser of the fair market value of the Common Stock on the date of grant or $1.00 per share (these warrants are in lieu of the last seven of the warrants referred to in clause (iii) of the preceding paragraph).

   On February 29, 1996, the Company and Tudor Trust entered into an additional amendment to the line of credit. Under the terms of this amendment, the amount available under the line of credit was increased to $4,000,000 and the term of the line of credit was extended to December 31, 1997. In consideration of these changes, the Company granted Tudor Trust a Common Stock purchase warrant for 200,000 shares of Common Stock at an exercise price of $.10 per share (the fair market value of the Common Stock on the date of issuance of such warrant) and agreed to continue to grant Tudor Trust for each fiscal quarter for which amounts are outstanding under the credit line a Common Stock purchase warrant for 200,000 shares of Common Stock, provided that the number of shares subject to the warrant shall be 325,000 (rather than 200,000 shares) in the event that the maximum amount of outstanding credit line advances on one or more dates during the quarter ending on the issue date of such warrant exceeds $3,000,000. The exercise price of the first five warrants (beginning with the warrant for the quarter ended September 30, 1995) will be at the lesser of the fair market value of the Common Stock on the date of the grant or $1.00 per share while the exercise price of the final five warrants will be the fair market value of the Common Stock on the date of the grant.

   Late in fiscal 1996, management of the Company concluded that, due principally to the significant losses from operations in the third and fourth quarters of fiscal 1996 (which amounted to approximately $1.8 million and $2.5 million, respectively), the Company's $4,000,000 credit line would be insufficient to finance the Company's cash needs during the first quarter of fiscal 1997. Accordingly, after investigating a number of alternative sources of financing, the Company entered into an amendment to its line of credit agreement with Tudor Trust, effective as of May 31, 1996, pursuant to which
(a) Tudor Trust agreed to (i) increase the maximum loan amount to $5,000,000,
(ii) reduce the interest rate on the line of credit from 10% to 8% per annum,
(iii) eliminate any borrowing covenants or conditions that would prevent the Company from accessing the full $5,000,000 of available credit, and (iv) eliminate the requirement for the issuance of additional warrants to Tudor Trust under the line of credit (which were issuable on a quarterly basis), and (b) in consideration therefor, the Company issued to Tudor Trust warrants for 10,000,000 shares of Common Stock of the Company at an exercise price of $.10 per share (representing the fair market value of the Common Stock of the Company as of the date of warrant issuance). Of the warrants for 10,000,000 shares of Common Stock, warrants for 3,275,000 shares are currently exercisable and warrants for 6,725,000 shares will be exercisable upon stockholder approval and the filing of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock. See "Amendment to Certificate of Incorporation". In connection with this line of credit amendment, Tudor Trust exercised warrants for the purchase of 2,092,500 shares of Common Stock of the Company for an aggregate purchase price of $200,000.


   On July 29, 1994, the Company entered into an exchange agreement with Saltzman Partners, Tudor Trust and certain other parties relating to the 15% Exchange Notes of the Company held by such stockholders. James S. Saltzman, the General Partner of Saltzman Partners, is a director of the

Company. Saltzman Partners and Tudor Trust held 15% Exchange Notes in the principal amounts of $1,087,500 and $630,000, respectively, which they exchanged upon the terms set forth below. Xyvision entered into the exchange agreement in order to relieve itself of the payment obligations on the 15% Exchange Notes, which were to mature beginning September 30, 1994. Under the terms of the exchange agreement, the Company issued the following securities to holders of its 15% Exchange Notes in exchange for the delivery of its 15% Exchange Notes for cancellation: (i) a new promissory note in a principal amount equal to the principal amount of the 15% Exchange Note, which matures 30 months from the date of issuance and bears interest at the rate of 4% per year; (ii) such number of shares of the Company's Common Stock as is determined by dividing the aggregate principal amount of the 15% Exchange Note delivered for cancellation by $10.00; and (iii) such number of shares of Series B Preferred Stock of the Company as is determined by dividing the accrued interest in the 15% Exchange Note delivered for cancellation by $10.00. Dividends of $.40 per share accrue annually on the Series B Preferred Stock and are payable on a quarterly basis. The Series B Preferred Stock has a liquidation preference of $12.50 per share and is convertible into Common Stock at a rate of two shares of Common Stock for each share of Series B Preferred Stock. Pursuant to the exchange agreement, Saltzman Partners received a 4% Promissory Note in the principal amount of $1,087,500, 108,750 shares of Common Stock and 46,686 shares of Series B Preferred Stock and Tudor Trust received 4% Promissory Notes in an aggregate principal amount of $630,000, an aggregate of 63,000 shares of Common Stock and an aggregate of 26,113 shares of Series B Preferred Stock.

   Tudor Trust and Saltzman Partners have presented to the Company the following proposal relating to the exchange of Debentures and 4% Promissory Notes for Common Stock of the Company: they, along with certain other holders of the Debentures, would exchange their Debentures for such number of shares of Common Stock of the Company as is equal to the sum of the principal amount of the Debentures exchanged plus the accrued interest thereon, divided by $3.33; and they, along with certain other holders of the 4% Promissory Notes, would exchange their 4% Promissory Notes for such number of shares of Common Stock of the Company as is equal to the principal amount of the 4% Promissory Notes exchanged divided by $2.00 (any accrued but unpaid interest would be paid in cash at the time of such exchange). The consummation of the exchange transaction for the Debentures would be contingent upon the participation in such exchange by the holders of at least 50% of the principal amount of the outstanding Debentures; and the consummation of the exchange transaction for the 4% Promissory Notes would be contingent upon the participation in such exchange by the holders of at least 75% of the principal amount of the outstanding 4% Promissory Notes. Together, Tudor Trust and Saltzman Partners currently own approximately 41% of the principal amount of the outstanding Debentures and approximately 45% of the principal amount of the outstanding 4% Promissory Notes. The Board of Directors of the Company has voted to accept the terms of the exchange proposal made by Tudor Trust and Saltzman Partners and to proceed with such exchange transactions, assuming the requisite number of holders of the Debentures and 4% Promissory Notes agree to the terms of such exchanges. While the Company believes that such exchange transactions would be very beneficial to the Company and its stockholders and would significantly improve the Company's balance sheet and liquidity position, there can be no assurance that such exchange transactions will be consummated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on its review of copies or reports filed by reporting persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act, except that Mr. Borin filed his Form 3 four months late and Mr. Woods filed his Form 3 two months late.

                  AMENDMENT TO CERTIFICATE OF INCORPORATION

   On June 18, 1996, the Board of Directors unanimously voted to recommend to the stockholders that the Company's Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to 50,000,000 shares. The authorized number of shares of Common Stock of the Company is currently 20,000,000 shares. THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THIS AMENDMENT TO THE CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THIS PROPOSED AMENDMENT.


   As of June 30, 1996, 10,945,799 shares of Common Stock were outstanding, 2,300,261 shares were issuable pursuant to the Company's stock option and stock benefit plans, 4,240,572 shares were issuable upon consummation of the proposed exchange agreements described under the heading "Certain Transactions", 464,098 shares were issuable upon conversion of the Series B Stock, and 12,195,000 shares were issuable upon conversion of outstanding warrants (although, as described below, certain of such warrants are not currently exercisable). The total number of shares outstanding and potentially issuable by the Company exceeds 20,000,000 .

   As described under the heading "Certain Transactions", on June 13, 1996, the Company issued to Tudor Trust warrants for an aggregate of 10,000,000 shares of Common Stock of the Company at an exercise price of $.10 per share (representing the fair market value of the Common Stock of the Company as of the date of warrant issuance) in connection with an amendment to the Company's line of credit agreement with Tudor Trust. One such warrant for 6,725,000 shares of Common Stock is not exercisable unless and until the date on which the Company files a Certificate of Amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least 30,000,000. Tudor Trust agreed not to exercise any other warrant (except one warrant for 3,275,000 shares of Common Stock and certain warrants for 2,092,500 shares of Common Stock) issued to Tudor Trust pursuant to the Company's line of credit agreement until such a Certificate of Amendment is filed. Accordingly, stockholder approval at the Annual Meeting, and the filing, of this amendment to the Company's Certificate of Incorporation will make such warrants exercisable.

   The Board of Directors believes that the authorization of additional shares of Common Stock is essential if the Company is to honor its commitments set forth above and is desirable to provide shares for issuance in connection with future financings, Debenture exchange transactions, 15% Exchange Note exchange transactions, and other general corporate purposes. Except for the shares of Common Stock issuable as described above, there is no existing plan, understanding or agreement for the issuance of any shares of Common Stock, although the Company is in the process of negotiating potential exchange transactions with other Debentureholders and holders of 15% Exchange Notes that may involve the issuance of Common Stock.

   If this amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

   Subject to ratification by stockholders, the Board of Directors has selected the firm of Coopers & Lybrand L.L.P. to serve as the Company's independent public accountants for the current fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent public accountants since the Company's inception. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Coopers & Lybrand L.L.P.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                OTHER MATTERS

   The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

   All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard. Georgeson & Company Inc. has been engaged by the Company to solicit proxies on behalf of the Company. For these services, the Company will pay Georgeson a fee of $7,000 plus reimbursement of its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify Georgeson against liabilities or claims arising out of the performance by Georgeson of such services.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


   Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Wakefield, Massachusetts not later than April 28, 1997 for inclusion in the proxy statement for that meeting.


                                           By Order of the Board of Directors,
/s/ Eugene P. Seneta

Eugene P. Seneta, Secretary

August 16, 1996

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY

                                XYVISION, INC.
             ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 26, 1996

   The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Thomas H. Conway, Eugene P. Seneta and Patrick J. Rondeau, and each of them, the attorneys of the undersigned with power of substitution, to attend the Annual Meeting of Stockholders of Xyvision, Inc. (the "Company") to be held at the offices of the Company, 101 Edgewater Drive, Wakefield, Massachusetts at 10:00 a.m. (local time), on Thursday, September 26, 1996 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company and Series B Convertible Preferred Stock of the Company which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

   Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

   In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

To elect James S. Saltzman as a Class I Director:
FOR  [ ] WITHHOLD AUTHORITY TO VOTE  [ ]


To approve an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 20,000,000 to 50,000,000 shares:
FOR  [ ]AGAINST  [ ] ABSTAIN  [ ]

To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending March 31, 1997:
FOR  [ ]AGAINST  [ ]ABSTAIN  [ ]

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY.

   Signed

   Signature(s)

   Dated:

   Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

                               17